AVID ANNOUNCES RECEIPT OF ANTICIPATED NASDAQ LETTER

Burlington, MA, August 16, 2013 - Avid Technology, Inc. (NASDAQ:AVID) today announced that on August 14, 2013 it received an anticipated additional notification from the staff of the NASDAQ Listing Qualifications Department (the “Staff”) of Avid's continued noncompliance with NASDAQ Listing Rule 5250(c)(1) due to Avid's delay in filing its Form 10-Q for the quarter ended June 30, 2013. The notification, which was superseded by a notification dated August 15, 2013 to correct a typographical error, was issued in accordance with NASDAQ procedure, which provides that failure to comply with the rule could serve as a basis for the delisting of Avid's stock from the NASDAQ Global Select Market.
The NASDAQ notification requires Avid to submit an update to its original plan to regain compliance with NASDAQ's filing requirements for continued listing by August 21, 2013. Avid intends to submit such an update to its original plan by the required date. If the Staff does not accept Avid's plan, Avid will have the opportunity to appeal that decision to a NASDAQ Hearings Panel. If the Staff accepts the Company's plan, the Staff could grant the Company until September 16, 2013, to regain compliance. The NASDAQ notice has no immediate effect on the listing of Avid's common stock on the NASDAQ Global Select Market.
As previously announced, the Company's annual report on Form 10-K for the year ended December 31, 2012 and quarterly reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013, could not be filed timely because the Company's ongoing accounting evaluation and the restatement of the Company's financial statements for the fiscal years ended December 31, 2011, 2010 and 2009 and for the quarterly periods ended March 31, 2012 and 2011, June 30, 2012 and 2011, and September 30, 2012 and 2011. The Company is working diligently to complete the accounting evaluation, the restatements and the filings as soon as possible.
During this evaluation, Avid plans to continue to invest in its product innovation and execute on its growth strategy. Avid believes it is well positioned to support its customers' ongoing success.

Cautionary Note Regarding Forward-Looking Statements.
The information provided in this notice includes forward-looking statements that involve risks and uncertainties, including statements about Avid's anticipated plans, objectives, expectations and intentions. Such statements include, without limitation, statements regarding the additional time that may be granted for Avid to regain compliance with the NASDAQ rules; Avid's ability to regain compliance with NASDAQ's rules; Avid's innovation and growth strategy; the ongoing evaluation of Avid's current and historical accounting practices and the outcome and timing of such evaluation; the scope of the ongoing evaluation; and the timing of the filing of restated financial statements and prior and future periodic reports. These forward-looking statements are based on current expectations as of the date of this filing and subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to: the impact of restatement of financial statements for prior periods; the impact of delays in Avid's completion of its financial statements and the filing of its periodic reports; the impact of the previously disclosed ongoing SEC and Department of Justice inquiries; the impact of the ongoing evaluation and these inquiries on Avid's financial results and financial statements for the quarter ended June 30, 2013 and prior and future periods, including the costs associated with the evaluation and inquiries; Avid's ability to regain compliance with NASDAQ's continued listing requirements; the identified material weakness in Avid's internal controls; recent changes in Avid's management; Avid's ability to execute its strategic plan and meet customer needs; its ability to produce innovative products in response to changing market demand, particularly in the media industry; risks related to litigation; competitive factors; history of losses; fluctuations in its revenue, based on, among other things, Avid's performance in particular geographies or markets, fluctuations in foreign currency exchange rates and seasonal factors; adverse changes in economic conditions; and Avid's liquidity. Moreover, the business may be adversely affected by future legislative, regulatory or tax changes as well as other economic, business and/or competitive factors. The risks included above are not exhaustive. Other factors that could adversely affect Avid's business and prospects are described in the filings made by the Company with the SEC.
Avid expressly disclaims any obligation or undertaking to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

About Avid
Avid creates the digital audio and video technology used to make the most listened to, most watched and most loved media in the world - from the most prestigious and award-winning feature films, music recordings, television shows, to live concert tours and news broadcasts. Some of Avid's most influential and pioneering solutions include Media Composer®, Pro Tools®, Interplay®, ISIS®, VENUE, Sibelius®, and System 5. For more information about Avid solutions and services, visit www.avid.com, connect with Avid on Facebook, Twitter, YouTube, LinkedIn, Google+; or subscribe to Avid Blogs.

© 2013 Avid Technology, Inc. All rights reserved. Avid, the Avid logo, Media Composer, Pro Tools, Interplay, ISIS, and Sibelius are trademarks or registered trademarks of Avid Technology, Inc. or its subsidiaries in the United States and/or other countries. The Interplay name is used with the permission of the Interplay Entertainment Corp. which bears no responsibility for Avid products. All other trademarks are the property of their respective owners.
Media Contact
Lisa Kilborn
Avid
978.640.3230
lisa.kilborn@avid.com
Investor Contact
Tom Fitzsimmons
Avid
978.640.3346
tom.fitzsimmons@avid.com